Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED
SANKYO CO., LTD.
- and -
CYCLACEL LIMITED
CS-682 LICENCE AGREEMENT

TABLE OF CONTENTS

Page

1. DEFINITIONS	1
2. LICENCES	11
3. PAYMENTS	13
4. DEVELOPMENT AND COMMERCIALISATION	18
5. INTELLECTUAL PROPERTY — OWNERSHIP	19
6. INTELLECTUAL PROPERTY — PROSECUTION, MAINTENANCE AND ENFORCEMENT	19
7. WARRANTIES AND LIABILITY	22
8. CONFIDENTIALITY	25
9. TERM AND TERMINATION	27
10. EFFECTS OF TERMINATION	28
11. ASSIGNMENT/SUB-CONTRACTING	29
12. FORCE MAJEURE	30
13. GOVERNING LAW	30
14. JURISDICTION	30
15. WAIVER	31
16. SEVERANCE OF TERMS	31
17. ENTIRE AGREEMENT/VARIATIONS	31
18. NOTICES	32
19. COUNTERPARTS	32
20. THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP	33
21. COSTS	33
22. PUBLICITY	33
SCHEDULE 1 DEVELOPMENT PLAN	35
SCHEDULE 2 LICENSED MATERIALS	36
SCHEDULE 3 LICENSED PATENT RIGHTS	1
SCHEDULE 4 CNDAC PATENT RIGHTS	1
SCHEDULE 5 SUCCESSFUL COMPLETION CRITERIA	1
SCHEDULE 6 RETAINED TECHNICAL DATA	1
SCHEDULE 7 COMMITTED CLINICAL TRIALS	1
SCHEDULE 8 ADDRESSES FOR NOTICES	2
SCHEDULE 9 EXPERT’S DECISION	3

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
THIS AGREEMENT is made on the Commencement Date
BETWEEN:
(1)	SANKYO CO., LTD. a company incorporated in Japan whose principal place of business is at 5-1 Nihonbashi-honcho 3-chome Chuo-ku Tokyo 103-8426 Japan (“Sankyo”); and
(2)	CYCLACEL LIMITED a company incorporated in England whose principal place of business is at Dundee Technopole, James Lindsay Place, Dundee DD1 5JJ, UK (“Cyclacel”).
WHEREAS:
(A)	Sankyo owns certain Patent Rights and Know How (as defined herein) relating to a nucleoside analogue known as CS-682 and is the non-exclusive licensee of certain Patent Rights relating to CNDAC.
(B)	Cyclacel is a biotechnology company specialising in the research and development of products in the field of cancer.
(C)
Cyclacel wishes to have an exclusive licence and non-exclusive sub-licence (as appropriate) to the Patent Rights and Know How described in (A) above for the purpose of developing, marketing and selling a product based on CS-682 within the Territory and Sankyo is willing to grant Cyclacel such a licence on the terms set out herein.

1.	DEFINITIONS
1.1	In this Agreement the following definitions shall apply unless the context requires otherwise:
1.1.1	“Affiliate” — any person, corporation, company, partnership, joint venture, limited liability company and/or other entity which Controls, is Controlled by, or is under common Control with a Party.
1.1.2	“Agreement” — this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.
1.1.3
“Blocking IP” — any and all intellectual property owned or controlled by a Third Party (but not, subject to Clause 3.6, a Cyclacel Licensee) which would be infringed by the development, manufacture, import, marketing, distribution, sale or other disposal of Product.

1.1.4	“Business Day” — 9.30 am to 5.30 pm local time on a day other than a Saturday, Sunday, corporate holiday of a Party, or public holiday in the UK or Japan.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
1.1.5	“Candidate” — the compound known as CS-682 and other compounds covered by Licensed Patent Rights.
1.1.6	“CNDAC” — the compound 1-(2-C-cyano-2-deoxy-β-D-arabino-pentofurano-syl) cytosine, or known as CNDAC.
1.1.7	“Clinical Trials” — means any or all of the Phase I Clinical Trials, Phase II Clinical Trials or Phase III Clinical Trials.
1.1.8	“CNDAC Patent Rights” — any Patent Rights relating to inventions comprised in the CNDAC Patent Rights listed in Schedule 4.
1.1.9	“Combination Product” — a product containing Product which also:
(a)	contains a therapeutically active ingredient that is not Licensed IP or CNDAC Patent Rights; or
(b)	is administered through a therapeutically active administration technology that is not Licensed IP or CNDAC Patent Rights; or
(c)	is administered in accordance with a diagnostic detection technology that is not Licensed IP or CNDAC Patent Rights.
each of which shall be an “Other Element”.
1.1.10	“Commencement Date” — the date of execution of this Agreement by the Parties, which is the latest date of signature below.
1.1.11
“Competent Authority” — any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or over the Parties, including the European Commission, The Court of First Instance and the European Court of Justice.

1.1.12
“Confidential Information” — in the case of obligations on Cyclacel in relation to Confidential Information, shall mean Know How and Material forming part of Licensed IP and, in the case of each of Cyclacel and Sankyo, shall mean the terms and conditions of this Agreement notwithstanding the provisions of Clause 22 and any other commercially sensitive information of a Party marked “confidential” supplied or otherwise made available to them, including but not limited to those Know How or Material disclosed by Sankyo to Cyclacel under the Confidential Disclosure Agreement dated February 26, 2002 between the Parties which relates to the subject matter hereof, or coming into their possession in relation to the performance of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
1.1.13
“Control” — means the ownership either directly or indirectly of more than 50% of the issued share capital or any other comparable equity or ownership interest with respect to a business entity or the legal power to direct or cause the direction of the general management and policies of the Party in question.

1.1.14	“CS-682” — the compound 1-(2-C-cyano-2-deoxy-β-D-arabino-pentofurano-syl)-N(4)-palmitoylcytosine.
1.1.15	“Cyclacel Licensee” — an entity or individual other than an Affiliate of Cyclacel appointed by Cyclacel as a licensee pursuant to Clause 2.3.
1.1.16
“Development Plan” — the plan for the development of Candidate and resultant Product by or on behalf of Cyclacel, an outline of which is attached as Schedule 1, which plan may be updated or amended from time to time pursuant to Clause 4.1.

1.1.17	“Disclosing Party” — a Party which discloses Confidential Information to another Party.
1.1.18
“Documents” — reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer information storage means and any other media on which Know How can be permanently stored.

1.1.19	“EMEA” — European Medicines Evaluation Agency or any successor group thereto.

1.1.20	“European Union” the countries of the European Union from time to time.

1.1.21	“Exceptional Cause”
(a)
scientific or other technical cause outside Cyclacel’s or Cyclacel Licensee’s reasonable control or arising through the activities of Third Parties including any significant, unexpected technical problems experienced with the development of Candidate including but not limited to chemical production of Candidate or polymorphic form of Candidate or Product or significant, unexpected problems which relate to the safety, efficacy or toxicology of Candidate, CNDAC or Product;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(b)	difficulty outside Cyclacel’s or Cyclacel Licensee’s reasonable control in recruitment of patients into trial(s); or
(c)
any significant, unexpected change in the regulatory requirements in a country concerning the development of Candidate or Product which comes into existence after the Commencement Date, for example a new requirement for studies in specific patient sub-groups.

1.1.22	“Excluded Territories” — [***]

1.1.23	“Expert’s Decision” — the mechanism set out in Schedule 9.
1.1.24	“FDA” — the U.S. Food and Drug Administration or any successor agency thereto.
1.1.25
“Force Majeure” — in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including acts of God, lightning, fire, storm, flood, earthquake, requirement for quarantine due to infectious disease outbreak, accumulation of snow or ice, lack of water arising from weather or environmental problems, asteroid or meteor activity, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by Good Industry Practice) provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.1.26
“Good Industry Practice” — in relation to any undertaking and any circumstance, the exercise of that degree of skill diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances.

1.1.27	“Insolvency Event” — in relation to either Party or one of its Affiliates, means any one of the following:
(a)
a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed. For the avoidance of doubt a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or other such recognised securities market shall not constitute an Insolvency Event; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(b)
a resolution shall have been passed by that Party’s directors to seek a winding up, or an administration order or a petition for a winding up or administration order shall have been presented against that Party and appeal proceedings have not been commenced by that Party within seven (7) days from the date of such petition or such an order shall have been made; or

(c)
a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security; or

(d)	a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or
(e)
a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above which shall include a Chapter XI filing in the USA; or

(f)
that Party takes any step outside the ordinary course of business (including starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party’s indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement; or

(g)	where that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
1.1.28
“Know How” — technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know How includes Documents containing Know How and shall be deemed to include any rights of action or intellectual property rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.1.29
“Legal Requirement” — any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority or Regulatory Authority including any amendment, extension or replacement thereof which is from time to time in force.

1.1.30	“Licensed IP” — Licensed Patent Rights, Licensed Know How and Licensed Materials.
1.1.31	“Licensed Know How” — any and all Know How owned by Sankyo relating to the Candidate.
1.1.32	“Licensed Material” — any and all Material owned by Sankyo directly related to the Candidate as set out in Schedule 2 as of the Commencement Date unless otherwise specified therein.
1.1.33
“Licensed Patent Rights” — any Patent Rights owned by Sankyo relating to inventions comprised in the Licensed Material or Licensed Know How, the Patent Rights listed in Schedule 3 and any subsequent Patent Rights owned by Sankyo directly relating to the inventions of CS-682 comprised in the Patent Rights to be added to Schedule 3 in accordance with Clause 6.8. For avoidance of doubt, Licensed Patent Rights exclude the CNDAC Patent Rights.

1.1.34	“Material” — any chemical or biological substances including any: -
(a)	organic or inorganic element or compound;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(b)	nucleotide or nucleotide sequence including DNA and RNA sequence;

(c)	gene;
(d)	vector or construct including plasmids, phages or viruses;
(e)	host organism including bacteria, fungi, algae, protozoa and hybridomas;
(f)	eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system;
(g)	protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring target properties and any fragment of a protein or a peptide enzyme or antibody;

(h)	drug or pro-drug;

(i)	assay or reagent; or
(j)	any other genetic or biologic material or microorganism.
1.1.35
“Marketing Authorisation” — any and all consents or other authorisations or approvals required from a Regulatory Authority to market and sell a Product in any country, but not any form of pricing or reimbursement approval.

1.1.36
“Net Sales” — with respect to Product in relation to which Marketing Authorisation and, if necessary in such country in the Territory, pricing approval has been granted by the appropriate Regulatory Authority or other Competent Authority for any jurisdiction for at least one indication, the gross total amount originally invoiced by Cyclacel, its Affiliates or Cyclacel Licensees to Third Parties for Products in the Territory less:

(a)	quantity, trade and/or cash discounts actually granted;
(b)
amounts repaid or credited and allowances including cash, credit or free goods allowances given by reason of chargebacks, retroactive price reductions (provided that price adjustments may be retrospectively made for up to two (2) consecutive fiscal years) or billing errors and rebates (including government-mandated rebates), actually allowed or paid;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(c)	amounts refunded or credited for Product which was rejected, spoiled, damaged, outdated or returned;
(d)	freight, shipment and insurance costs incurred transporting Product to a Third Party purchaser;
(e)	taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Product.
(f)	bad debt losses and costs for the recovery of such bad debts.
The transfer of Product by Cyclacel or one of its Affiliates to another Affiliate or Cyclacel Licensee shall not be considered a sale. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate or Cyclacel Licensee to the first Third Party trade purchaser, less the deductions allowed under this Clause.
Upon the sale or other disposal of Product other than in a bona fide arms length transaction exclusively for money or upon any use of Product for the purposes which do not result in a disposal of that Product in consideration of sales revenue customary in the country of sale, such other sale, disposal or use shall be deemed to constitute a sale at the relevant open market price in that country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, a reasonable price assessed on an arm’s length basis for the goods or services provided in exchange for the supply. Disposal of Product for, or use of Product in Clinical Trials for the purpose of obtaining a Marketing Authorisation or pre-clinical trials or as free samples in quantities common in the industry for this sort of Product shall not give rise to any deemed sale under this Clause.
Such amounts shall be determined from the books and records of Cyclacel maintained in accordance with GAAP (generally accepted accounting principles), consistently applied.
For the avoidance of doubt it is declared and agreed that if the product can be marketed and sold without pricing approval nothing in this definition requires pricing approval for it to be classified as Product for the purposes of this Agreement.
1.1.37	“Party or Parties” — Cyclacel or Sankyo or Cyclacel and Sankyo, as the case may be.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
1.1.38
“Patent Rights” — patent applications and patents, author certificates, inventor certificates or certifications of invention, applications for certificates of invention, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisions or divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions (including patent term extensions), reissues, substitutions, confirmations, registrations, revalidations, request for continued examination, re-examinations or renewals thereof, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of or to any of them including foreign counterpart applications, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

1.1.39
“Phase I Clinical Trial” — a human clinical trial normally conducted in healthy volunteers or patients with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile of a product (alone or in combination with another agent).

1.1.40	“Phase II Clinical Trial” — a human clinical trial where a product is tested in a number of patients for the purpose of establishing preliminary data on the efficacy and safety of a product.
1.1.41
“Phase III Clinical Trial” — a human clinical trial conducted in a sufficient number of patients to establish safety or efficacy for one or more indication(s) tested and required for the filing of a submission to obtain Marketing Authorisation.

1.1.42	“Product” — a pharmaceutical product comprising the Candidate or otherwise falling within a Valid Claim of the Licensed Patent Rights.

1.1.43	“Professors” — [***]
1.1.44	“Quarter” — each period of three months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.
1.1.45	“Recipient Party” — the Party which receives Confidential Information from the other Party.
1.1.46
“Regulatory Authority” — shall mean any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA and EMEA, in each country involved in the granting of Marketing Authorisation for a Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
1.1.47	“Results” — Know How, Patent Rights and Materials arising from any research, development or commercialisation activity undertaken by or on behalf of Cyclacel in connection with this Agreement.
1.1.48	“Successful Completion” — shall mean that the Phase II Clinical Trial in question has met the end points set out in Schedule 5.

1.1.49	“Territory” — the World excluding the Excluded Territories.
1.1.50	“Third Party” — any entity or individual other than Cyclacel or Sankyo or their respective Affiliates.
1.1.51
“Valid Claim” — a claim of an issued and unexpired patent included within Patent Rights, which has not been permanently revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, un-appealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.1.52	“Year” — twelve (12) months commencing on 1 January and ending on 31 December.
1.2	In this Agreement:
1.2.1
Unless the context otherwise requires all references to a particular Clause, Schedule or paragraph shall be a reference to that Clause, Schedule or paragraph, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2	The table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;
1.2.3	Unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;
1.2.4
Unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association (incorporated or not incorporated), organisation or other entity, in each case whether or not having legal personality;

1.2.5	Reference to any statute, directive or regulation includes any modification or re-enactment of that statute or regulation; and
1.2.6	References to the word “include” or “including” are to be construed without limitation to the generality of the preceding words.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
2.	LICENCES
2.1	Sankyo hereby grants to Cyclacel
2.1.1	an exclusive licence under the Licensed IP.
2.1.2	a non-exclusive, royalty-free terminable sub-licence under the CNDAC Patent Rights which are licensed with a right to sub-license by the Professors to Sankyo.
in each case to research, develop, make, have made, use, import, have imported, market, have marketed, sell, offer for sale, have sold or otherwise dispose of Candidate (or any constituent part of the same) and Product, for all indications in the Territory.
2.2	The Parties [***] which requires [***] with Product in the [***] and thus [***]. Sankyo shall use its reasonable efforts [***].
2.2.1	[***] relation to the Candidate, Sankyo shall so notify Cyclacel in writing [***] shall be [***] under the same commercial terms as set out in this Agreement.
2.2.2	[***] in relation to the Candidate, Sankyo shall so notify [***] discuss in good faith issues relating to [***] including but not limited to terms for the usage of data generated by Cyclacel [***].
2.2.3
Sankyo shall not grant any rights or licences in the Licensed IP or CNDAC Patent Rights to any Third Party [***], or itself carry out any activities utilising the Licensed IP or Sub-Licensed IP [***] which would or would be reasonably expected to have an adverse impact upon the value or scope of the rights granted to Cyclacel hereunder. [***].

2.3
The licences set out in Clause 2.1 shall include the right to grant sub-licences. Save as otherwise provided in this Agreement, Cyclacel shall procure that Cyclacel Licensees are bound by the same obligations, to the extent practicable, as those hereunder, including, but not limited to the obligations of confidentiality and non-use for unauthorised purpose. Cyclacel shall be responsible to Sankyo for the acts and omissions, including breach of this Agreement, of any Cyclacel Licensee provided that in the case of a Cyclacel Licensee committing a material breach that would constitute a material breach of this Agreement, Cyclacel shall have sixty (60) days to require such Cyclacel Licensee to remedy the breach or to terminate its sub-licence before Cyclacel shall be considered to have committed a material breach under Clause 9.3.1. Cyclacel shall give Sankyo prompt notification of the identity of each Cyclacel Licensee with whom it concludes a sub-licence.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
2.4
As soon as reasonably practicable following the Commencement Date and subject to the provisions of Clause 3.2.2 Sankyo shall disclose, supply copies of, or otherwise make available to Cyclacel the Licensed Materials and Documents containing the Licensed Know How. In particular, and without limiting the foregoing, Sankyo shall supply Cyclacel with quantities of the Candidate and CNDAC as listed in Schedule 2 and all synthesis data and methods relating to the Candidate. Cyclacel acknowledges that (i) save as set out in Clause 7.2 Sankyo does not warrant the quality of any of the Licensed Materials, and (ii) Sankyo has no further obligation to supply the Candidate and CNDAC in addition to the quantities listed in Schedule 2. Unless Cyclacel requests transfer of any or all of those capsules in writing after the Commencement Date, the Parties shall execute a separate entrustment agreement with respect to the maintenance and analysis of capsules on stability in Schedule 2, which sets forth that (i) Cyclacel shall pay the expenses for entrustment to Sankyo and such expenses shall not be subject to Clause 3.3.2, and that (ii) Sankyo shall perform the analysis after the expiration dates for storage periods of such capsules on stability. Cyclacel acknowledges that Sankyo would never be able to further extend expiration dates of such capsules according to Sankyo’s standards. Sankyo will transfer ownership of all formulated Candidate as listed in Schedule 2 and the current drug master file of the Candidate to Cyclacel except for certain amount retained by Sankyo necessary for the technology transfer or other purposes, including, but not limited to, to comply with regulatory requirements. Ownership, title and risk of all Licensed Materials provided under this Clause 2.4 shall be transferred from Sankyo to Cyclacel (i) at shipment if shipped by Sankyo or its designee to Cyclacel, (ii) upon transfer of [***] in accordance with Clause 7.4 or (iii) if Licensed Materials otherwise become available to Cyclacel. Sankyo shall provide Cyclacel with all reasonable assistance requested by Cyclacel in interpreting and understanding the Licensed IP and in the transfer, including updating to the FDA, of [***] in accordance with Clause 7.4 at Cyclacel’s cost. Such assistance by Sankyo for the CMC technology transfer of synthesis and internal process checks shall be deemed to be completed if either of the following events occurs:

[***]
Sankyo shall maintain its copies of Documents containing the Licensed Know-How for the lesser of eight (8) years or until requested by Cyclacel under Clause 2.7 or otherwise agreed by the Parties. Should Sankyo intend to dispose of the Documents it shall so notify Cyclacel and Cyclacel will be entitled to take ownership of such Documents at Cyclacel’s discretion and cost.
2.5
Sankyo shall at Cyclacel’s request execute or procure the execution of all such deeds and documents as may be necessary or desirable to record any of the rights granted to Cyclacel under this Agreement with any patent registry.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
2.6
Sankyo shall notify Cyclacel in the event that Sankyo generates any Patent Rights or Know How relating to the Candidate or relating to CNDAC which also relates to the Candidate and if Cyclacel so requests such Patent Rights or Know How shall then automatically become part of the Licensed IP and shall be licensed to Cyclacel on the same terms as set out herein.

2.7
Sankyo shall maintain those items of technical data listed in Schedule 6 and shall make the same available to Cyclacel for use in connection with the development or commercialisation of Product (including, without limitation, for the purposes of cross-referencing or inclusion in regulatory filings relating to Candidate or Product). Sankyo shall exert its reasonable efforts to make such data available to Cyclacel within thirty (30) Business Days of the Commencement Date or the date which such data become available to Sankyo.

2.8	Sankyo shall promptly inform Cyclacel of any significant developments of which it becomes aware concerning any part of the Licensed IP or CNDAC Patent Rights which are licensed by Sankyo to Cyclacel.
3.	PAYMENTS
3.1	In consideration of the rights granted to Cyclacel under this Agreement Cyclacel shall pay to Sankyo payments set out in this Clause 3.
3.2	Cyclacel shall pay to Sankyo a licence fee and costs comprised of the following:
3.2.1	[***] payable within thirty (30) days of the Commencement Date;
3.2.2
Sankyo’s reasonable costs incurred pursuant to Sankyo’s technology transfer obligations under Clause 2.4 within 30 days of receipt of Sankyo’s Quarterly invoice and those costs incurred to Sankyo and reimbursed by Cyclacel under Clause 6.1 provided that in the event such amounts exceed [***] any amounts in excess of [***] shall be creditable against the milestone payments set out in Clause 3.3.1 and provided further that such costs in excess of [***] shall be subject to an overall maximum of [***]. The Parties acknowledge that as of the end of June 2003 Sankyo has incurred [***] in transferring Licensed Know How and Licensed Materials to Cyclacel and that Sankyo has invoiced Cyclacel for such amount. Notwithstanding the generality of the foregoing, Cyclacel agrees to pay to Sankyo such [***] within thirty (30) days of the Commencement Date.

3.3	Cyclacel shall pay to Sankyo the following non-refundable payments, provided, the milestone payments set out in Clauses 3.3.1 to 3.3.5 shall be payable in relation to the first Product only.
3.3.1	subject to any set-off, if applied pursuant to Clause 3.2, [***] within thirty (30) days of the Successful Completion of the first Phase II Clinical Trial for Product;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.3.2
[***] within thirty (30) days of the commencement of the first Phase III Clinical Trial for Product, provided, however: (a) if Cyclacel commenced the first Phase III Clinical Trial for Product without the Successful Completion of the first Phase II Clinical Trial for Product, the payment under Clause 3.3.1 above shall become also payable to Sankyo in addition to the payment under this Clause 3.3.2 and; (b) in the event that Cyclacel is granted Marketing Authorisation for Product in the USA, any country of the European Union or Japan on the basis of any clinical trial results generated other than pursuant to a formal Phase III Clinical Trial, the milestone payment under this Clause 3.3.2 shall become due and payable by Cyclacel at the same time.

3.3.3	[***] within thirty (30) days of the granting of the first Marketing Authorisation and, if required in order to sell Product, pricing approval for Product in the USA;
3.3.4	[***] within thirty (30) days of the granting of the first Marketing Authorisation and, if required in order to sell Product, pricing approval for Product in any country of the European Union;
3.3.5	[***] within thirty (30) days of the granting of the first Marketing Authorisation and, if required in order to sell Product, pricing approval for Product in Japan;

3.3.6	royalties applicable on Net Sales as follows:
3.3.6.1	[***] on annual Net Sales less than [***]

3.3.6.2	[***] on annual Net Sales greater than or equal to [***] and less than [***]

3.3.6.3	[***] on annual Net Sales greater than or equal to [***]
3.4
In the case of sales of Product by Cyclacel, its Affiliates or Cyclacel Licensees in countries where such sale does not fall within a Valid Claim of a Licensed Patent Right the royalty payable on Net Sales in such country shall be [***] regardless of the volume of Net Sales in such country.

3.5
In the event a Third Party launches a generic product which directly competes with the Product and does not infringe Licensed IP and the volume of sales of Product are less than or equal to [***] of the total volume of sales of Product plus all such competing generic products in such country as evidenced by data compiled by IMS Health of 1499 Post Road, Fairfield, CT 06430, USA or, in the event such data by IMS Health is not available or the Parties agree it is not appropriate to use such data in such country, a similar market research agency the royalty payments set out in Clauses 3.3.6.1 to 3.3.6.3 shall no longer be payable to Sankyo on Net Sales in such country.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.6	[***]
3.7	The royalties payable by Cyclacel hereunder shall be payable for the following periods:
3.7.1
In those countries where at the time of first commercial sale in such county the sale of Product falls within a Valid Claim of Licensed Patent Rights subsisting in that country, royalties shall be payable until the latter of (i) the last to expire of such Licensed Patent Rights in that country or (ii) the tenth (10th) anniversary of the date of first commercial sale in that country;

3.7.2
In those countries where at the time of first commercial sale of Product in that country the sale of Product does not fall within a Valid Claim of Licensed Patent Rights subsisting in that country, royalties shall be payable until the tenth (10th) anniversary of the date of first commercial sale in that country.

3.8
Disposal of reasonable quantities of Product for, or use of Product, in Clinical Trials performed for the purpose of obtaining a Marketing Authorisation or pre-clinical trials, or as free samples to be in quantities common in the industry for this sort of Product shall not give rise to liability for payment of a royalty under this Clause 3.

3.9
In the event that Product is sold as a Combination Product containing a therapeutically active ingredient that is not Licensed IP or CNDAC Patent Rights in a country, the Net Sales of the Product shall be determined by multiplying [***]. In the event Cyclacel wishes to develop a Combination Product which (1) is administered through a therapeutically active administration technology that is not Licensed IP or CNDAC Patent Rights, (2) is administered in accordance with a diagnostic detection technology that is not Licensed IP or CNDAC Patent Rights or (3) otherwise depends for a significant part of its value upon components which are not Licensed IP or CNDAC Patent Rights, then the Parties shall separately discuss how to determine the Net Sales applicable for such Combination Product. In the event the Parties fail to agree an applicable Net Sales price for such combination product within sixty (60) days of commencing such good faith discussions, such price shall be determined by a reputable independent auditor appointed by agreement between the Parties or, failing which, the President (or his or her nominee) for the time being of the Institute of Chartered Accountants of England and Wales (or any successor body thereto).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.10
Cyclacel shall, and shall procure that its Affiliates and Cyclacel Licensees shall, keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Sankyo pursuant to this Agreement. Those records and books of account shall be kept for seven (7) years following the end of Year to which they relate and shall, upon reasonable notice having been given by Sankyo or its nominee, be open on Business Days for examination, under the terms of confidentiality contained in this Agreement, by an independent firm of accountants appointed by agreement between the Parties or between Cyclacel and Sankyo’s nominee (as appropriate) or, failing such agreement within twenty-eight (28) days, by the President (or his or her nominee) for the time being of the Institute of Chartered Accountants of England and Wales (or any successor body thereto). Such examination shall take place not later than five (5) years following the expiration of the period to which it relates and there shall be no more than one such examination per year. Such independent accountant shall provide a written report of his findings to each of Cyclacel and Sankyo in which he certifies the moneys due to Sankyo in respect of the period under review. If such examination demonstrates that Cyclacel has underpaid royalties due to Sankyo, Cyclacel shall make a balancing payment within thirty (30) days. The cost of the examination, review and certification shall be the responsibility of Cyclacel if Cyclacel is shown to have underestimated the monies payable to Sankyo in any period being reviewed by more than [***] and the responsibility of Sankyo otherwise.

3.11
Cyclacel shall make the royalty payments due to Sankyo under this Clause 3 at Quarterly intervals. Within thirty (30) days of the end of each Quarter after first commercial sale in any country, Cyclacel shall prepare a statement which shall show on a Product by Product and a country by country basis for the previous Quarter all monies due to Sankyo under Clause 3 and shall, if applicable, contain Cyclacel’s reasonable estimate of any amounts deductible pursuant to Clauses 3.4 and 3.5. That statement shall include details of the particular Product description including to the extent it requires use of Combination Product, sales of the Product and the royalty amount payable for each country in the Territory. Cyclacel shall pay the royalty due under Clause 3.3.6 within thirty (30) days of issuance of such statement. Within thirty (30) days of the end of the final Quarter of each Year Cyclacel shall carry out a reconciliation in relation to the royalty payments made and the royalty rate applied during the previous Year and, if applicable, shall apply the formula set out in Clause 3.6. If such reconciliation demonstrates that Cyclacel has underpaid royalties due to Sankyo it shall make a balancing payment within thirty (30) days and if it is demonstrated that Cyclacel has overpaid royalties due to Sankyo, Sankyo shall make a payment to Cyclacel of a balancing refund within thirty (30) days.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.12
If Sankyo give notice to Cyclacel within ten (10) Business Days of the receipt of any statement provided pursuant to Clause 3.11 that it does not accept it, that statement shall be reviewed and certified by an independent accountant appointed by agreement between the Parties or, in default of agreement within twenty eight (28) days, by the President (or his or her nominee) for the time being of the Institute of Chartered Accountants of England and Wales (or any successor body thereto). Cyclacel shall make available all books and records required for the purpose of that review and certification and the statements so certified shall be final and binding between the Parties. The cost of the examination, review and certification shall be the responsibility of Cyclacel if Cyclacel is shown to have underestimated the monies payable to Sankyo in any period being reviewed by more than [***] and the responsibility of Sankyo otherwise. Following any such certification under Clause 3.10 or this Clause 3.12 the Parties shall forthwith make any adjustments necessary in respect of the monies already paid to Sankyo in relation to the period in question.

3.13
Where Product is sold in a currency other than US dollars the rate of exchange to be used for converting such other currency into US dollars shall be the Telegraphic Transfer Middle (T.T.M.) rate at which such other currency can be sold for US dollars at the Bank of England in London at the close of business on the last working date for the period for which payment is to be made.

3.14
If any sums are unpaid by Cyclacel on the dates specified in this Clause then Sankyo shall be entitled to charge Cyclacel interest on the amount unpaid at the rate of [***] per annum above the prevailing Bank of England base lending rate from time to time until payment in full is made.

3.15
Royalties or other payments payable under this Clause shall be payable hereunder without any deduction or set-off save that if any law, regulation or treaty requires a withholding of income taxes on any milestone, royalty payments or other payments due to Sankyo, such taxes will be deducted for such payment and paid to the appropriate taxing authorities. Certificates of such tax payments shall be delivered to Sankyo along with the balance of the milestone, royalty payment or other payments.

3.16	All payments made to Sankyo under the Agreement shall be made by telegraphic transfer to the account of Sankyo Co. Ltd. at:
[***]
or any other bank account that may be notified by Sankyo to Cyclacel from time to time.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
4.	DEVELOPMENT AND COMMERCIALISATION
4.1
Cyclacel shall use commercially reasonable endeavours to pursue the development and commercialisation of Product. For the purposes of this Clause 4 such reasonable endeavours shall mean those efforts to develop and commercialise Product which are at least the same as the efforts used by Cyclacel in relation to the development and commercialisation of other Cyclacel pharmaceutical products under similar commercial circumstances that have similar commercial value and development status to the Product. Cyclacel shall carry out such development in accordance with the key elements of the Development Plan which plan may be updated and/or amended from time to time by Cyclacel and Cyclacel shall provide Sankyo with a copy of any such updated or amended plan.

4.2
Without limiting the generality of the foregoing Cyclacel shall use its reasonable endeavours [***]. If Cyclacel, its Affiliates or Cyclacel Licensees have not [***] then provided such failure is not due to an Exceptional Cause Sankyo shall be entitled to notify Cyclacel that it intends to terminate this Agreement, Cyclacel shall have sixty (60) days to reply to Sankyo’s notification and demonstrate that such failure was due to an Exceptional Cause. In the event that the Parties agree that no such Exceptional Cause has been demonstrated then Sankyo will have the right to terminate this Agreement upon thirty (30) days written notice. [***]. The Parties shall, no later the fifth (5th) anniversary of the Commencement Date discuss, in good faith and review such time periods and, if appropriate, extend such period to [***].

4.3
Cyclacel shall within thirty (30) days of each anniversary of the Commencement Date provide Sankyo with a written summary of the progress which Cyclacel, its Affiliates and/or Cyclacel Licensees has made against the Development Plan in the previous twelve (12) month period. In addition, Cyclacel shall provide Sankyo within seven (7) months of each annual written report with a brief update of such progress, which update may be given in writing by facsimile or by e-mail.

4.4
In the event that Cyclacel decides to appoint a Third Party, or if Cyclacel receives an offer from a Third Party, in either case to develop and/or commercialise Product solely in Japan or in Japan as part of a multi-territory sub-licence, it shall so notify Sankyo which notification shall not be made prior to the first Successful Completion of a [***] Clinical Trial or the decision by Cyclacel or a Cyclacel Licensee to initiate [***] Clinical Trials and shall be accompanied by (i) details of the terms upon which Cyclacel is prepared to offer for the appointment of a Third Party licensee and (ii) the data and evidence on which Cyclacel or Cyclacel Licensee made such decision. Sankyo shall notify Cyclacel within [***] of receipt of the Cyclacel notification whether Sankyo wishes to develop and/or commercialise Product in Japan. If Sankyo notifies Cyclacel that it does wish to develop and/or commercialise Product in Japan the Parties shall meet and negotiate in good faith the terms of appointment of Sankyo as Cyclacel Licensee in Japan. If Sankyo notifies Cyclacel that it does not wish to develop and/or commercialise Product in Japan or, in the case where Sankyo has notified Cyclacel that it does wish to develop and/or commercialise Product in Japan but the Parties have failed to agree terms within [***] of commencing negotiations, then Cyclacel shall be free to appoint a Third Party to develop and/or commercialise Product in Japan provided that such appointment shall be on terms no more favourable than those terms which Cyclacel was prepared to offer Sankyo. For the avoidance of doubt if Cyclacel receives an offer at any time by a Third Party to commercialise Product on a worldwide basis, Cyclacel shall notify such Third Party that Sankyo has a first refusal right of Marketing in Japan and Cyclacel shall propose to such Third Party to accept such condition. In such case, the conditions imposed under this Clause will be accelerated and Cyclacel will serve notification to Sankyo who will respond in accordance with the provisions herein. [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
5.	INTELLECTUAL PROPERTY — OWNERSHIP
5.1
Sankyo owns the Licensed IP and during the period of this Agreement shall not assign, transfer, mortgage, charge or otherwise dispose of or encumber the same without the prior written consent of Cyclacel.

5.2	Any and all Results shall vest in and be owned by Cyclacel.
6.	INTELLECTUAL PROPERTY — PROSECUTION, MAINTENANCE AND ENFORCEMENT
6.1
Sankyo shall at its own cost and expense file, prosecute and maintain Licensed Patent Rights, including for the avoidance of doubt all annuity and renewal fees and shall be responsible for the conduct of any claims or proceedings relating to the Licensed Patent Rights, including any interference or opposition proceedings. Sankyo shall keep Cyclacel and/or Cyclacel’s nominated patent attorney fully and promptly informed of such filing, prosecution and maintenance of the Licensed Patent Rights including, without limitation, providing Cyclacel and/or Cyclacel’s nominated patent attorney with copies of all correspondence with any patent office and shall give Cyclacel the right to comment thereon prior to any response being made to any such patent office. Sankyo shall ensure that copies of all such patent office correspondence provided to Cyclacel for comment shall be provided no less that sixty (60) days prior to the expiry of any patent office deadline for response (if applicable) and Cyclacel shall ensure that it provides Sankyo with its comments on such correspondence not less than thirty (30) days prior to the expiry of any such patent office deadline for response. Without limiting the generality of the foregoing obligation to keep Cyclacel fully and promptly informed, Cyclacel may itself or through its patent attorney make a written request to Sankyo or Sankyo’s nominated patent attorney not more than once per Quarter for a progress report on the filing, prosecution and maintenance of the Licensed Patent Rights during the previous Quarter and a summary of the anticipated activities for the next Quarter. Notwithstanding this Clause 6.1, Cyclacel shall pay the costs and expenses of such filing, prosecution and maintenance upon Sankyo’s Quarterly invoice prior to its payment of the first applicable milestone under Clauses 3.3.3, 3.3.4 or 3.3.5 and thereafter such costs shall be borne by Sankyo, except that such costs borne by Cyclacel after its payment of the Phase III entry milestone under 3.3.2, will be creditable against the first applicable milestone under Clauses 3.3.3, 3.3.4 or 3.3.5.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
6.2
If Sankyo fails to prosecute or maintain the Licensed Patent Rights or any part thereof it must notify Cyclacel in writing at least thirty (30) days prior to the expiry of any material deadline for the taking of any steps in such action, proceeding or prosecution and thereafter Cyclacel may in its sole discretion prosecute or maintain the Licensed Patent Rights or any part thereof. If Cyclacel decides to prosecute or maintain the Licensed Patent Rights or any part thereof it shall do so at its own cost and expense and Sankyo shall promptly arrange for its patent attorneys to transfer to Cyclacel all relevant papers, files and other documents.

6.3
If either Party learns of any infringement or threatened infringement by a Third Party of Licensed IP then such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.4	In the event of an infringement of the Licensed IP Cyclacel shall have the first right to bring any action or proceedings in accordance with the following:
6.4.1	Sankyo shall have the right to join as a co-plaintiff and be separately represented by counsel of its own choice and at its own reasonable cost and expense;
6.4.2	Sankyo shall otherwise at Cyclacel’s reasonable request and sole expense, provide Cyclacel with reasonable assistance in relation to such action or proceedings;
6.4.3
if Cyclacel succeeds in any proceedings whether at trial or by way of settlement, Cyclacel shall be entitled to retain such award of costs and damages made in such proceedings or settlement sum after having reimbursed Sankyo for its costs and expenses incurred in assisting with the proceedings, subject to Clause 6.4.1 where Cyclacel and Sankyo shall be equally entitled to retain such award. If Cyclacel should lose such proceedings then Cyclacel shall on demand reimburse Sankyo its costs and expenses incurred in assisting with the proceedings;

6.4.4
if Cyclacel fails to take any such proceedings Sankyo may give Cyclacel notice requiring Cyclacel to take such proceedings jointly with Sankyo within thirty (30) days of the date of the notice and if Cyclacel fails to do so Sankyo shall be entitled to do so at its own cost and expense and Cyclacel shall provide all necessary assistance to Sankyo in relation to such proceedings including lending its name to such proceedings as a co-plaintiff. If Cyclacel does not join with Sankyo in taking part in such proceedings Cyclacel shall not be entitled to be separately represented in such circumstances and Sankyo shall have sole conduct of such proceedings including the right to settle them. If Sankyo succeeds in any such proceedings it shall be entitled to retain the whole of any award of costs and damages made or settlement sum paid. If Cyclacel joins with Sankyo in taking part in such joint proceedings Cyclacel shall be entitled to be separately represented in such circumstances and Sankyo shall jointly conduct such proceedings with Cyclacel including the right to settle them. If Sankyo and Cyclacel succeed in any such proceedings they shall share equally any award of costs and damages made or settlement sum paid.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
6.5
If during the term of this Agreement either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property or know how as a result of either Party’s activities in relation to this Agreement or use and exploitation of the Licensed IP the Party receiving that notice shall:

6.5.1	forthwith notify the other Party of such notice, claim or proceedings;
6.5.2	make no admission of liability without the prior consent of the other Party;
6.5.3
subject to Clause 6.6.1 below Cyclacel shall conduct the defence of such claims or proceedings, including the right to settle them which shall include taking a licence from such Third Party, and Sankyo shall at Cyclacel’s cost and expense co-operate with Cyclacel and its legal counsel and be available at Cyclacel’s reasonable request to assist in such proceedings. Cyclacel shall keep Sankyo and its legal counsel fully and promptly informed at all times as to the status of Cyclacel’s defence.

6.6	Whilst Cyclacel conducts the defence of such claim or proceedings:
6.6.1
Cyclacel shall be responsible for and shall have conduct of such claims or proceedings but shall fully consult with Sankyo in defending or settling such claim or proceedings and Cyclacel shall not consent to any settlement, order or judgment requiring Sankyo to pay costs, damages or provide other relief without the written consent of Sankyo;

6.6.2
if any such proceedings are settled by way of licence, then to the extent any royalties payable to a Third Party under such licence relate to Blocking IP they shall be deducted from the royalties payable by Cyclacel to Sankyo to the same extent and in the same manner as set out in Clause 3.6.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
6.7
At Cyclacel’s request and expense Sankyo shall promptly take all necessary steps to facilitate any application for a supplementary protection certificate extension of term or its equivalent, for any of the Licensed Patent Rights.

6.8
Within sixty (60) days after each Year-end, Sankyo shall provide Cyclacel with a report describing the status of the Licensed Patent Rights and Cyclacel shall provide Sankyo with a report describing the status of the any Patent Rights owned by Cyclacel under Clause 5.2. Such reports shall include, at a minimum, the patent country, patent and application numbers, filing date, issue date, expiration date and any other relevant information, and shall be used to update Schedule 3.

Sankyo’s report shall be sent to:	Cyclacel Limited
Dundee Technopole
James Lindsay Place
Dundee DD1 5JJ
UK
Attention: Chief Executive Officer
Telephone: +44 1382 206062
Facsimile: +44 1382 206067

Cyclacel’s report shall be sent to:	Sankyo Company, Limited
[***]
7.	WARRANTIES AND LIABILITY
7.1	Each Party represents and warrants to the other Party that:
7.1.1
it has the corporate power and authority and the legal right to enter into this Agreement and that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

7.1.2
it has not, and during the term of the Agreement will not, without the prior written consent of the other Party grant any rights to any Third Party that would conflict with the rights granted to the other Party hereunder;

7.1.3	it has the right to grant the licenses granted or to be granted herein;
7.1.4	it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and
7.1.5	the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
7.2	Sankyo hereby warrants and undertakes that at the Commencement Date:
7.2.1	it owns absolutely, co-owns or has the right to licence the Licensed IP and the CNDAC Patent Rights sufficient to grant the licences granted herein;
7.2.2
it has obtained from each and every inventor of the Licensed Patent Rights an assignment of all rights such inventors may have in the Licensed Patent Rights and save as otherwise disclosed to Cyclacel in writing it has not partially assigned, licensed, mortgaged, charged or otherwise disposed of or encumbered its right, title or interest in the same;

7.2.3
it has disclosed to Cyclacel all information relating to the Licensed IP and CNDAC Patent Rights and any therapeutic use of the Candidate which has been generated by Sankyo or Third Parties, provided that in the case of Third Parties the disclosure of such information is not prohibited under any confidentiality obligations; and

7.2.4	it has disclosed to Cyclacel the identity of the Third Parties which have generated the information described in Clause 7.2.3; and
7.2.5
it has not granted to any other party any licence to research, develop or commercialise the Candidate or CNDAC or any other compound falling within a Valid Claim of the Licensed Patent Rights or the CNDAC Patent Rights.

7.2.6	it has manufactured the “samples of any capsules in storage”, which is identified in Schedule 2, under GMP and it had obtained from [***] a statement that [***] has stored the same under GMP.
7.3
Save as is expressly stated in Clause 7.1 or 7.2 NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN, EITHER EXPRESSED OR IMPLIED, BY OR ON BEHALF OF CYCLACEL OR SANKYO. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE CANDIDATE WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS. ALL CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED INCLUDING ANY CONDITIONS AND WARRANTIES TO THE EFFECT THAT ANY OF THE LICENSED IP IS VALID OR ENFORCEABLE.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
7.4
Cyclacel shall have the control of and be responsible for all Clinical Trials conducted in relation to Product after execution of this Agreement including such ongoing Clinical Trials described in Schedule 7 and shall be the sponsor of such trials and in such capacity, shall, notwithstanding its indemnity rights under Clause 7.5, be responsible for the initial payment of any compensation due to any participants in such trials who suffer death or bodily injury pursuant to any legal rights or applicable industry guidelines. If it has not already done so prior to the Commencement Date, Sankyo shall submit to the FDA an Annual Update, including Information Amendment, to [***] detailing an extension to the shelf-life of Product and shall transfer [***] for such ongoing Clinical Trial to Cyclacel. In the event that the FDA does not accept an extension to the shelf life of Product for use in such ongoing Clinical Trials Cyclacel’s obligations hereunder in relation to such ongoing Clinical Trials shall be suspended until such time as the FDA has accepted the use of Product in such trials. Cyclacel (i) shall continue to conduct such ongoing Clinical Trial after the Commencement Date in compliance with the Phase I protocol provided by Sankyo, (ii) shall not amend or alter such protocol and (iii) shall not terminate such ongoing Clinical Trial at least until the end of December 2003 for ethical reasons unless otherwise terminated in accordance with the protocol.

7.5
Subject to the provisions of Clause 7.6 Sankyo shall be responsible for and shall indemnify Cyclacel and its directors, officers, servants and agents (collectively “the Indemnified Party”) against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of a breach of warranty by Sankyo under Clauses 7.1 or 7.2 or as a result of Sankyo’s activities in relation to the development of Candidate or Product prior to the Commencement Date of this Agreement. An Indemnified Party that intends to claim indemnification under this Clause 7.5 shall promptly notify Sankyo of any Third Party claim in respect of which the Indemnified Party intends to claim that indemnification. The Indemnified Party shall not compromise or settle the claim prior to any such notice. Sankyo may assume and control the defence of any such Third Party claim, provided however, that an Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Indemnified Party by the counsel retained by Sankyo would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate with Sankyo and its legal representatives in the investigation of any matter covered by this indemnification.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
7.6
Cyclacel shall be responsible for and shall indemnify Sankyo and its Affiliates, directors, officers, servants and agents (collectively “the Indemnified Party”) against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of any claim brought against Sankyo or its Affiliates by a Third Party which arises

7.6.1
as a result of the activities by Cyclacel or its Affiliates, Cyclacel Licensees, agents or distributors under this Agreement in relation to the development or commercialisation of the Product being a claim that use of any Product has caused death or bodily injury; or

7.6.2	as a result of a breach of warranty by Cyclacel under Clause 7.1.
An Indemnified Party that intends to claim indemnification under this Clause 7.6 shall promptly notify Cyclacel of any Third Party claim in respect of which the Indemnified Party intends to claim the indemnification. The Indemnified Party shall not compromise or settle the claim prior to any such notice. Cyclacel may assume and control the defence of any such Third Party claim, provided however, that an Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Indemnified Party by the counsel retained by Cyclacel would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate with Cyclacel and its legal representatives in the investigation of any matter covered by this indemnification.
7.7
Subject to the indemnities in Clauses 7.5 and 7.6 neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

7.7.1	of a direct nature where the same is a loss of turnover, profits, business or goodwill; or
7.7.2	an indirect or consequential nature including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, business or goodwill.
8.	CONFIDENTIALITY
8.1	Subject to Clause 8.6, each of the Parties undertakes and agrees to:
8.1.1	only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;
8.1.2
ensure that only those of their officers, consultants, employees (including without limitation directors), sublicensees, Affiliates and such third parties who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
8.1.3
keep the Confidential Information secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make available or permit to be made available the same to any Third Party for any reason without the prior written consent of the Disclosing Party (except as set out in the Development Plan and then under equivalent confidentiality provisions);

8.1.4	clearly identify the Confidential Information as confidential.
8.2	The obligations of confidentiality referred to in Clause 8.1 shall not extend to any Confidential Information which:
8.2.1	is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of that Clause; or
8.2.2
is known to the Recipient Party and is at its free disposal prior to its receipt from the Disclosing Party in circumstances where the Recipient Party holds evidence that it has not been derived from access to the Disclosing Party’s Confidential Information; or

8.2.3	is mutually agreed in writing by the Parties to no longer be confidential; or
8.2.4
is subsequently disclosed to the Recipient Party without obligations of confidentiality by a Third Party owing no such obligations to the Disclosing Party in respect of that Confidential Information; or

8.2.5
is required by a Legal Requirement to be disclosed and then only (subject to Clause 8.3) when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure.

8.3
The requirement under Clause 8.2.5 to notify the Disclosing Party when Confidential Information is required to be disclosed pursuant to Legal Requirement shall not apply when such disclosure is required as part of any regulatory submission or approval process.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
8.4
All Confidential Information disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party subject to the use or disposal of Materials pursuant to the Development Plan. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

8.4.1	promptly notify such court or Competent Authority:
(a)	that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and
(b)	of the confidentiality obligations under this Agreement; and
8.4.2
to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party’s Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

8.5
The Parties agree that the obligations of confidentiality set out in this Clause 8 shall continue to apply following the expiration or termination of this Agreement for so long as there is Confidential Information which is not the subject of Clause 8.2.

8.6
Sankyo acknowledges and agrees that Cyclacel shall be free to publish the results arising pursuant to the exercise of its rights and licences under this Agreement. Such publication may also include Licensed Know How comprising data related to the Candidate and the development thereof provided that Cyclacel shall give Sankyo prior written notice of any publication containing such Licensed Know How and Sankyo shall have thirty (30) days to comment upon the same. Cyclacel shall consider any comments from Sankyo in good faith. Cyclacel shall be free to publish the Licensed Know How relating to the Candidate and/or its development following such thirty (30) day period.

8.7	Results published under Clause 8.6, will be considered to be covered by Clause 8.2.3 in respect of future publications and Clause 8.6 will no longer apply.
9.	TERM AND TERMINATION
9.1	This Agreement shall commence on the Commencement Date and shall continue in force until no payments are due hereunder or until termination under this Clause 9 whichever is the earlier.
9.2
Cyclacel may terminate this Agreement at any time upon six (6) months’ (upon twelve (12) months’ if after Product launch) written notice to Sankyo for technical, scientific, efficacy, safety or commercial reasons.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
9.3
Cyclacel on the one hand and Sankyo on the other hand (the “Terminating Party”) shall have the right to terminate this Agreement upon giving thirty (30) days’ written notice of termination to the other (the “Defaulting Party”) upon the occurrence of any of the following events at any time during this Agreement:

9.3.1
the Defaulting Party committing a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days, or sixty (60) days in case of breach by Cyclacel Licensee as permitted under Clause 2.3, of the receipt by it of a notice identifying the breach and requiring its remedy. The Parties acknowledge that non-payment of sums due by Cyclacel may amount to a material breach having regard to the level of non-payment and the reasons given by Cyclacel for such non-payment. The Parties agree that any notification of material breach pursuant to this Clause 9.3 shall be sent to the chief executive officer of the Defaulting Party;

9.3.2	if an Insolvency Event occurs in relation to the Defaulting Party.
10.	EFFECTS OF TERMINATION
10.1	Upon termination of this Agreement by Sankyo pursuant to Clause 4.2 or Clause 9.3 or by Cyclacel pursuant to Clause 9.2:
10.1.1	the licences granted by Sankyo pursuant to Clause 2 under the Licensed IP, and CNDAC Patent Rights shall terminate;
10.1.2
if Sankyo so requests in writing, Cyclacel shall immediately deliver up to Sankyo the Licensed IP, CNDAC Patent Rights and Documents containing or making any reference to the Licensed IP or CNDAC Patent Rights as soon as reasonably practicable. Within sixty (60) days of such termination, the Parties shall negotiate and agree a separate Termination Agreement in regard to the transfer of ownership and return to Sankyo of all regulatory submissions, and documents filed with a Regulatory Authority for the Product in the Territory. The Parties shall cooperate in order to provide the appropriate notice and documentation to the Regulatory Authority for each submission as required by applicable law; and

10.1.3
if Sankyo wishes to obtain an exclusive licence to the Cyclacel Results it shall so notify Cyclacel and Cyclacel shall grant to Sankyo an exclusive, worldwide, sub-licensable licence to the Cyclacel Results the commercial terms of which shall be negotiated in good faith by the Parties, having regard to the (i) length of time this Agreement has been in force, (ii) the development efforts expended by Cyclacel, and (iii) the cause of termination. In the event the Parties fail to agree the terms of such licence within sixty (60) days of the date upon which Cyclacel receives written notice from Sankyo that it wishes to obtain such a licence, the matter shall be referred to Expert’s Decision for resolution, whilst such exclusive license shall be temporarily granted to Sankyo during such period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
10.2	In no event shall termination of this Agreement:
(i) relieve the Parties of any liability arising out of events occurring before the effective date of such termination.
(ii) affect the continued operation or enforcement of any provision of this Agreement which by its express terms is to survive termination.
(iii) release either Party from the obligation to pay any amounts that become due on or before the effective date of termination.
10.3
Upon termination of this Agreement by Sankyo pursuant to Clause 9.3 and at the request of any Cyclacel Licensee Sankyo shall enter into a direct licensing arrangement with such Cyclacel Licensee on terms substantially similar to those contained herein save that any licence granted by Sankyo to such Cyclacel Licensee shall be consistent with the terms of the licence granted by Cyclacel in relation to field, territory, exclusivity/non-exclusivity, whether there is a right to sub-license, and payment provisions and provided that: (i) such sub-licensee is in good standing under and in compliance with all material terms and conditions of the sublicence agreement and this Agreement; (ii) should Sankyo’s ongoing direct costs related to such sublicense including but not limited to IP costs under Clause 6.1, not be fully reimbursed by revenue from such sublicensee on an annual basis then Sankyo can require that such sublicensee reimburse Sankyo’s costs, such reimbursement to be credited against future revenue payable to Sankyo by such sublicensee; and (iii) Sankyo’s obligations under such sublicense agreement are no greater than those under this Agreement.

11.	ASSIGNMENT/SUB-CONTRACTING
11.1
Neither this Agreement nor any interest hereunder shall be assignable by either Cyclacel or by Sankyo without the written consent of the other, such consent not to be unreasonably withheld, provided however that any Party may assign this Agreement to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, subject to obtaining a direct deed of undertaking from such corporation addressed to the other Parties agreeing to be bound by all the terms of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
12.	FORCE MAJEURE
12.1
If a Party (the “Affected Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Affected Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (“Non-Affected Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure provided that:

12.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;
12.1.2
the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

12.1.3	the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and
12.1.4	a soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.
13.	GOVERNING LAW
13.1	The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the laws of England.
14.	JURISDICTION
14.1
In the event of any material dispute concerning rights or obligations under this Agreement then the Parties shall comply with the following procedure: the Chief Executive Officer of Cyclacel and the President of Sankyo or its nominee shall be notified in writing of the dispute by either Party. The Chief Executive Officer of Cyclacel and the President of Sankyo or their nominees shall meet to resolve the dispute in good faith. If such resolution is not reached within sixty (60) days of such written notice, then the dispute shall be referred to the non-exclusive jurisdiction of the courts of England and Wales.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
15.	WAIVER
15.1
Save as expressly provided in this Agreement neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing, signed by a duly authorised representative of that Party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

15.2
No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies. No single or partial exercise or enforcement of any right or remedy by any Party shall preclude or impair any other or further exercise or enforcement of that right or remedy by that Party.

16.	SEVERANCE OF TERMS
16.1
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

16.1.1	in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or
16.1.2
in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided that the said remaining parts continue to satisfy the commercial intentions of the Parties and provided that the remaining parts do constitute a substantial part of this Agreement.

17.	ENTIRE AGREEMENT/VARIATIONS
17.1
This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The Parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superseded. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

17.2	No variation, amendments, modification or supplement to this Agreement shall be valid unless agreed in writing in the English language and signed by a duly authorised representative of each Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
18.	NOTICES
18.1
Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by hand or by courier or shall be sent by post or recorded delivery to the address of the recipient set out in Schedule 8 or as specified by the recipient from time to time in accordance with Clause 18.3. Notices sent by fax or E-Mail shall not be valid of themselves and must be confirmed in hard copy form by hand or by recorded delivery.

18.2	Any notice given pursuant to this Clause shall be deemed to have been received:
18.2.1	if delivered by hand or by courier, at the time of delivery; or

18.2.2	if sent by recorded delivery, at the time of delivery.
18.3	A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of

18.4	8 provided that such notification shall only be effective on:
18.4.1	the date specified in the notification as the date on which the change is to take place; or
18.4.2
if no date is specified or the date specified is less than five (5) clear Business Days after the date on which the notice is given, the date falling five (5) clear Business Days after notice of any such change has been given.

18.5	For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in Clause 18.5).
18.6
“Service Document” means a writ, summons, order, judgement or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

19.	COUNTERPARTS
19.1
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original of this Agreement, and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
20.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP
20.1
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the Parties and neither Party shall have any authority to bind the other in any way except as provided in this Agreement.

21.	COSTS
21.1
Each Party shall bear its own costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein unless otherwise set forth in this Agreement.

22.	PUBLICITY
22.1
No public announcements or other disclosure to third parties concerning the financial or other terms of this Agreement shall be made, whether directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, with the exception that:

22.1.1
a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors or a Third Party seeking to invest in, lend funds to acquire or merge with or be acquired by such Party without the other Party’s prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

22.1.2
a Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or government body to which either Party is subject or submits, wherever situated, including (without limitation) the US Securities Exchange Commission, the London Stock Exchange or the Panel on Take-overs and Mergers, if and to the extent required by the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
22.2
In respect of those public announcements and disclosures not permitted by Clause 22.1 the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcements or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such Party to comment upon such announcement or disclosure, which comments shall be provided by such other Party within five (5) Business Days. The Parties shall jointly develop press releases and information materials that can be used by either Party for presentations to financial advisers, the UK Stock Exchange, and similar recipients.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Commencement Date.

SIGNED by	)
for and on behalf of	)	Takashi Shoda, President and Representative Director
SANKYO CO. LTD.	)
Date:	)

SIGNED by	)
for and on behalf of	)	Spiro Rombotis, Chief Executive Officer
CYCLACEL LIMITED	)
Date:	)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 1
DEVELOPMENT PLAN
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 2
LICENSED MATERIALS
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 3
LICENSED PATENT RIGHTS
Patent Rights owned by Sankyo
A. Licensed Patent Rights

[*] (Crystal of CS-682)	Publication No. WO 02/064609 A1 (22.08.2002)
Crystal of pyrimidine nucleoside derivative

Country	Appln. No.	Appln. Date	Patent No.	Patent Date	Expiry Date

PCT	[*]	06/02/2002
Australia	[*]
Brazil	[*]
Canada	[*]
China	[*]
Colombia	[*]
Czech Republic	[*]
EPC	[*]
Austria, Belgium, Switzerland & Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, Great Britain, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Sweden, Turkey,
[*]	[*]
Hungary	[*]
[*]	[*]
Israel	[*]
India	[*]
Korea	[*]
Mexico	[*]
[*]	[*]
New Zealand	[*]
[*]	[*]
[*]	[*]
Russia	[*]
[*]	[*]
[*]	[*]
U. S. A.	[*]
[*]	[*]
[*]	[*]
Japan	[*]	[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
B. Licensed Patent Rights
[*] (CS-682)
Pyrimidine nucleoside derivatives having anti-tumor activity, their preparation and use

Country	Appln. No.	Appln. Date	Patent No.	Patent Date	Expiry Date

Australia	[*]	30/09/1992	654212	15/02/1995	[*]
Brazil (pipeline)	[*]	13/05/1997	PI 1100621-8	07/12/1999	[*]
Canada	[*]	29/09/1992
China	[*]	30/09/1992	92113067.8	03/08/1996	[*]
Czech Republic	[*]	30/09/1992	289477	29/11/2001	[*]
EPC	92308904.9	30/09/1992	0536936	14/08/1996	[*]
Austria, Belgium, Switzerland & Liechtenstein, Germany, Denmark, Spain, France, Great Britain, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Sweden
Finland	[*]	[*]	105556	15/09/2000	[*]
Hong Kong	[*]		2042/96	14/08/1996	[*]
Hungary	[*]	30/09/1992	[*]	[*]	[*]
Hungary (pipeline)	[*]	[*]	211851	13/08/1996	[*]
Indonesia	[*]	[*]	ID0002812	22/06/1998	[*]
Israel	[*]	[*]	103301	14/10/1997	[*]
Korea	[*]	[*]	255491	15/02/2000	[*]
Mexico	[*]	[*]
Norway	[*]	[*]	179675	27/11/1996	[*]
New Zealand	[*]	[*]	244574	14/06/1994	[*]
[*]	[*]	[*]
Russian Fed.	[*]	[*]	2085557	27/07/1997	[*]
Thailand	[*]	[*]	9368	[*]	[*]
Taiwan	[*]	[*]	[*]	[*]	29/09/2012
U. S. A.	[*]	[*]	[*]
U. S. A.	[*]	[*]	5691319	25/11/1997	25/11/2014
South Africa	[*]	[*]	[*]	[*]	[*]
Japan	[*]	[*]	2569251	03/10/1996	[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 4
CNDAC PATENT RIGHTS
C. CNDAC Patent Rights

[*]	2002. 8.30
(CNDAC: Active form of CS-682)
Pyrimidine nucleoside derivatives

Country	Appln. No.	Appln. Date	Patent No.	Patent Date	Expiry Date

[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
U. S. A.	[*]	[*]	5616567	01/04/1997	01/04/2014
U. S. A.	[*]	[*]	5654420	05/08/1997	05/08/2014
[*]	[*]	[*]	[*]	[*]	[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 5
SUCCESSFUL COMPLETION CRITERIA
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 6
RETAINED TECHNICAL DATA
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 7
COMMITTED CLINICAL TRIALS
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 8
ADDRESSES FOR NOTICES
Cyclacel
Chief Executive Officer
Dundee Technopole
James Lindsay Place
Dundee DD1 5JJ
UK
Tel: +44 1382 206062
Fax: +44 1382 206067
Sankyo Co., Ltd.
Director, Licensing Department
5-1 Nihonbashi-honcho 3-chome,
Chuo-ku, Tokyo 103-8426
JAPAN
Tel: [***]
Fax: [***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
SCHEDULE 9
EXPERT’S DECISION
1
In the event the Parties fail to agree upon an appropriate level of consideration pursuant to Clause 10.1.3, the matter shall be determined by an expert (“Expert”) which Expert shall be suitably qualified to determine that particular matter and who shall be nominated jointly by the Parties or, failing agreement between the Parties within twenty (20) business days of a written request by either Party to the other seeking to initiate the Expert’s decision procedure, either Party may request the International Chamber of Commerce (Paris) to nominate the Expert.

2
The Parties shall within fourteen (14) days of the appointment of the Expert file written submissions setting out their respective view on appropriate levels of consideration and appropriate accompanying documents.

3
In determining the matter referred pursuant to Clause 10.1.3 the Expert shall take into account (i) the length of time this Agreement has been in force, (ii) the development efforts expended by Cyclacel; and (iii) the cause of termination of the Agreement.

4	In all cases the terms of appointment of the Expert by whomsoever appointed shall include:
4.1	a commitment by the Parties to share equally the Expert’s fee;
4.2	a requirement on the Expert to act fairly as between the Parties and according to the principles of natural justice;
4.3	a requirement on the Expert to hold professional indemnity insurance both then and for three years following the date of his determination;
4.4	a commitment by the Parties to supply to the Expert all such assistance, documents and information as he or she may require for the purpose of his or her determination.
4.5	a commitment by the Parties that all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
5	The Expert’s decision shall be final and binding on the Parties (save in the case of negligence or manifest error).
6
The Parties expressly acknowledge and agree that they do not intend the reference to the Expert to constitute an arbitration within the scope of any arbitration legislation, the Expert’s decision is not a quasi judicial procedure and the Parties shall have no right of appeal against the Expert’s decision provided always that this shall not be construed as waiving any rights the Parties might have against the Expert for breaching his or her terms of appointment or otherwise being negligent.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Licensing Department SANKYO CO., LTD. 3-5-1, Nihonbashi Honcho, Chuo-ku, Tokyo, 103-8476, Japan Phone: 81-3-5255-7084, Fax: 81-3-5255-7086
Spiro Rombotis
Chief Executive Officer
Cyclacel Limited
Dundee Technopole
James Lindsay Place
Dundee, DD1 5JJ
Scotland, United Kingdom
Re:	Amendment to CS-682 License Agreement Between Sankyo Co., Ltd. and Cyclacel Limited
Dear Mr. Rombotis,
As per your request, this letter is to confirm that we have agreed to amend the CS-682 License Agreement as follows:
1.	Clause 2.1.2 of CS-682 License Agreement is hereby amended by deleting the word “terminable” from that Clause. As amended, the said Clause shall read as follows:
2.1.2	a non-exclusive, royalty-free sub-license under the CNDAC Patent Rights which are licensed with a right to sub-license by the Professors to Sankyo.
2.
Cyclacel agrees to be responsible for and to indemnify Sankyo and its Affiliates, directors, officers, servants and agents (collectively “the Indemnified Party”) against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of claim brought against Sankyo or its Affiliates by a Third Party which arises as a result of the activities by Cyclacel or its Affiliates, Cyclacel Licensees, agents or distributors under the CS-682 License Agreement in relation to the deletion of “terminable” from Clause 2.1.2 thereof.

3.
Sankyo agrees that in the event that Cyclacel’s ability to exercise the said sub-license is jeopardized or lost it will cooperate with Cyclacel, upon Cyclacel’s request and at Cyclacel’s expenses, in taking any steps which Sankyo considers reasonably required to preserve or restore the said sub-license and the rights granted under the CS-682 License Agreement.

4.	Notwithstanding with the items above, Cyclacel hereby acknowledges that Sankyo does not amend its warranty as set forth in CS-682 License Agreement with respect to CNDAC Patent Rights.
5.
This Amendment supersedes all prior oral or written understandings, arrangements, representations or agreements, if any, between the parties relating to the subject matter of this Amendment to the extent that they conflict with this Amendment.

6.	The validity, construction and interpretation of this Amendment to CS-682 License Agreement and any determination of the performance which it requires shall be governed by the laws of England.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
These agreements are made in consideration of the mutual covenants contained herein. Could you please indicate your agreement by countersigning at the space indicated below and returning this agreement to the undersigned.

Sincerely yours and agreed,
/s/ Akira Morita
Akira Morita
Corporate Officer, Director, Licensing Department Date: April 28, 2004

AGREED:

/s/ Spiro Rombotis
Spiro Rombotis
Chief Executive Officer
Date: 28 April 2004

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Licensing Department SANKYO CO., LTD. 3-5-1, Nihonbashi Honcho, Chuo-ku, Tokyo, 103-8476, Japan Phone: 81-3-5255-7084, Fax: 81-3-5255-7086
1st April, 2004

Dr. Spiro Rombotis
Chief Executive Officer
Cylacel
Dundee Technopole
James Lindsay Place
Dundee DD1 5JJ	Tel: +44 1382 206062
U K	Fax: +44 1382 206067
Re: Territory of the CS-682 Licensing Agreement
Dear Dr. Rombotis;
I am happy to inform you that, in accordance with Clause 2.2.1 of the CS-682 License Agreement dated 10th September 2003 (the “Agreement”) the license set out in Clause 2.1 of the Agreement is hereby extended to the “Excluded Territories” under the same commercial terms as set out in the Agreement.
[***]
This letter agreement is to amend the Agreement in accordance with Clause 17.2 thereof. Please sign two copies of this letter agreement and send one copy to us for our record.

Sincerely yours,
/s/ Akira Morita
Akira Morita
Corporate Officer, Director, Licensing Department

Agreed and acknowledged this:

/s/ Spiro Rombotis
Spiro Rombotis
Chief Executive Officer
Date: